LETTERHEAD OF OLD MUTUAL CAPITAL






August 28, 2006

Board of Managers
Old Mutual 2100 Emerging Managers Fund, L.L.C.
4643 South Ulster Street, Sixth Floor
Denver, Colorado 80237

To the Board of Managers:

              Old Mutual Capital, Inc. herewith purchases limited liability company interests ("Interests")of Old Mutual 2100 Emerging Managers Fund, L.L.C., a Delaware limited liability company (the "Fund"), in exchange for a capital contribution to the Fund of $100,000.

              In connection with such purchase, Old Mutual Capital, Inc. represents that such purchase is made for investment purposes by Old Mutual Capital, Inc., without any present intention of selling such Interests.

                                             Very truly yours,

                                             Old Mutual Capital, Inc.





                                             By: /s/ David J. Bullock
                                                 ------------------------------
                                             Name:   David J. Bullock
                                             Title:  Chief Executive Officer